Exhibit 5.2

Divakar Gupta

+1 212 479 6474

dgupta@cooley.com

March 31, 2023

Oculis Holding AG

Bahnhofstrasse 7

CH-6300

Zug, Switzerland

Ladies and Gentlemen:

We have acted as U.S. counsel to Oculis Holding AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of the Switzerland (“Oculis”), in connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) providing, in part, for the registration for resale of 151,699 warrants (the “Warrants”) issued to LSP Sponsor EBAC B.V., a Dutch limited liability company and its transferees, each Warrant entitling the holder thereof to acquire one ordinary share of Oculis, par value CHF 0.01 per share (the “Company Shares”). The Warrants were issued pursuant to the Warrant Agreement dated March 15, 2021 (the “Warrant Agreement”) by and between European Biotech Acquisition Corp., a Cayman Islands exempted company (“EBAC”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”). On March 1, 2023, the Warrant Agreement was amended by a Warrant Assignment and Assumption Agreement (the “Warrant Assumption Agreement”) by and among EBAC, Oculis and the Warrant Agent. Upon the consummation of the business combination contemplated by that certain Business Combination Agreement dated October 17, 2022 (the “Business Combination Agreement”) by and between EBAC and Oculis, each outstanding Warrant automatically ceased to represent a right to acquire EBAC ordinary shares and became right to acquire Company Shares.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement; (b) the form of Warrant Certificate filed as Exhibit 4.1 to the Registration Statement; (c) the Warrant Agreement filed as Exhibit 4.2 to the Registration Statement; (d) the form of the Warrant Assumption Agreement filed as Exhibit 4.3 to the Registration Statement; and (e) originals or copies certified to our satisfaction of such records, documents, opinions, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon the representations and warranties made pursuant to, and have assumed compliance by the parties thereto with the covenants and conditions contained in, the Business Combination Agreement, the Warrant Agreement and the Warrant Assumption Agreement and have not independently verified such matters. Further, we have assumed that Oculis and the Warrant Agent have determined that the amendments to the Warrant Agreement contained in the Warrant Assumption Agreement were both necessary and desirable, and that such amendments did not adversely affect the rights of the registered holders under the Warrants.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether the any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We note that EBAC, the initial issuer of the Warrants, was organized under the

Cooley LLP      55 Hudson Yards, New York, NY 10001

t: +1 212 479 6000      f: +1 212 479 6275 cooley.com

Oculis Holding AG

March 31, 2023

Page Two

laws of the Cayman Islands and that Oculis is incorporated under the laws of Switzerland. We have assumed all matters determinable under the laws of each of the Cayman Islands and Switzerland, including without limitation (i) the valid existence and good standing of EBAC, the corporate power of EBAC to authorize, execute and deliver the Warrants, the Warrant Agreement and the Warrant Assumption Agreement and perform its obligations thereunder, and the due authorization of the Warrants, the Warrant Agreement and the Warrant Assumption Agreement by EBAC and (ii) the valid existence and good standing of Oculis, the corporate power of Oculis to authorize, execute and deliver the Warrant Assumption Agreement and perform its obligations thereunder and under the Warrants and the Warrant Agreement, the due authorization of the Warrants, the Warrant Agreement and the Warrant Assumption Agreement by Oculis, and the due authorization of the Company Shares to be issuable upon exercise of the Warrants. We have assumed that neither the laws of the Cayman Islands nor Switzerland would impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto.

With regard to our opinion below:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants constitute valid and binding obligations of Oculis.

Cooley LLP      55 Hudson Yards, New York, NY 10001

t: +1 212 479 6000      f: +1 212 479 6275 cooley.com

Oculis Holding AG

March 31, 2023

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1934, as amended, or the rules and regulations of the Commission thereunder. This opinion is express as of the date hereof and we disclaim any responsibility to advise you of any change in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

COOLEY LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP      55 Hudson Yards, New York, NY 10001

t: +1 212 479 6000      f: +1 212 479 6275 cooley.com